                                                                    EXHIBIT 12.1

                 STATEMENT REGARDING COMPUTATION OF DEFICIENCY
           OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's deficiency of earnings to fixed charges and deficiency of earnings to combined fixed and preferred stock dividends were computed as set forth below.

                                                                                        (In Thousands)
                                                       ----------------------------------------------------------------------------
                                                       Three Months   Three Months              Year Ended December 31,
                                                          Ended         Ended           -------------------------------------------
                                                        March 31,      March 31,
                                                          2001           2000        *2000       *1999    *1998     *1997    *1996
                                                       ----------------------------------------------------------------------------
                                                       (unaudited)    (unaudited)
Interest, including amounts capitalized                 $ 12,144      $ 7,471       $ 42,322   $  5,884  $ 3,939   $ 4,151  $ 1,310
Amortization of debt discounts,
  premiums and capitalized costs                           1,440          141          8,430      1,051    1,114         0        0
                                                       ----------------------------------------------------------------------------
Fixed charges                                           $ 13,584      $ 7,612       $ 50,752   $  6,935  $ 5,053   $ 4,151  $ 1,310
                                                       ============================================================================
Net loss                                                $172,154      $19,317       $188,147   $ 66,292  $84,164   $59,328  $39,345
                                                       ----------------------------------------------------------------------------
Deficiency of earnings to fixed charges                 $172,154      $19,317       $188,147   $ 66,292  $84,164   $59,328  $39,345
                                                       ----------------------------------------------------------------------------
Preferred stock dividends                                 13,570       12,279         54,565     37,905        0         0        0
Accretion on preferred stock                                 664          663          2,648        329        0         0        0
                                                       ----------------------------------------------------------------------------
Deficiency of earnings to combined
  fixed charges and preferred dividends                 $186,388      $32,259       $245,360   $104,526  $84,164   $59,328  $39,345
                                                       ----------------------------------------------------------------------------

(*) Derived from the Company's audited consolidated financial statements for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 included in the Company's Annual Reports, filed on Form 10-K.